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                                                                EXHIBIT NO. 99.1

                                        PRESS RELEASE
                                        For Information Contact:
                                        Rachel Winokur
                                        Corporate Director, Business Development
                                        Datascope Corp.
                                        14 Philips Parkway
                                        Montvale, NJ 07645
                                        (201) 307-5429
                                        www.datascope.com
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         DATASCOPE IN DISCUSSIONS WITH ETHICON, INC. REGARDING AGREEMENT
                TO ACQUIRE ENDOSCOPIC VESSEL HARVESTING BUSINESS

         Montvale, New Jersey, December 12, 2005...Datascope Corp. (NASDAQ:
DSCP) announced today that the price for the previously announced acquisition of the CardioVations Clearglide(R) endoscopic vessel harvesting product line from Ethicon, Inc, a Johnson & Johnson company, is $3.25 million. However, the company announced, it is in discussions with Ethicon to revise certain terms of the transaction. At the time of signing, the endoscopic vessel harvesting product line generated approximately $13 million of revenues for Ethicon. Datascope cannot predict what the sales of that business will be at the time any deal is concluded. The company does not intend to make any additional comments regarding this matter unless and until the transaction closes or is terminated.

         Datascope Corp. is a diversified medical device company that manufactures and markets proprietary products for clinical health care markets in interventional cardiology and radiology, cardiovascular and vascular surgery, anesthesiology, emergency medicine and critical care. Datascope's news releases and other company information can be found on the company's website, http://www.datascope.com.


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